April 2021

Preliminary Terms No. 1,419

Registration Statement Nos. 333-250103; 333-250103-01

Dated April 26, 2021

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

PLUS Based on the Performance of Copper due November 3, 2022

Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The PLUS offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document. At maturity, if the underlying commodity has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity, subject to the maximum payment at maturity. However, if the underlying commodity has depreciated in value, investors will lose 1% for every 1% decline in the value of the underlying commodity over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. There is no minimum payment at maturity on the PLUS. Accordingly, you could lose your entire initial investment in the PLUS. The PLUS are for investors who seek a copper-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature, which applies for a limited range of upside performance of the underlying commodity. The PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	November 3, 2022
Underlying commodity:	Copper
Aggregate principal amount:	$
Payment at maturity:

•     If the final commodity price is greater than the initial commodity price:

$1,000 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity

•     If the final commodity price is less than or equal to the initial commodity price:

$1,000 x the commodity performance factor

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $1,000.

Leveraged upside payment:	$1,000 x leverage factor x commodity percent increase
Leverage factor:	200%
Commodity percent increase:	(final commodity price – initial commodity price) / initial commodity price
Initial commodity price:	$ , which is the commodity price on the pricing date, subject to postponement due to a non-trading day or certain market disruption events.
Final commodity price:	The commodity price on the valuation date, subject to postponement due to a non-trading day or certain market disruption events.
Commodity price:

The commodity price for the underlying commodity on any trading day will be determined by the calculation agent and will equal the official cash offer price per tonne of Copper Grade A on the London Medal Exchange (“LME”) for the spot market, stated in U.S. dollars, as published by LME on such trading day.

Reuters, Bloomberg and various other third-party sources may report prices of the underlying commodity. If any such reported price differs from that as published by LME for the underlying commodity, the price as published by LME will prevail.

Valuation date:	October 31, 2022, subject to adjustment for non-trading days and certain market disruption events
Commodity performance factor:	final commodity price / initial commodity price
Maximum payment at maturity:	At least $1,240 per PLUS (124% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS
Pricing date:	April 30, 2021
Original issue date:	May 5, 2021 (3 business days after the pricing date)
CUSIP / ISIN:	61771VUK4 / US61771VUK42
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $945.20 per PLUS, or within $25.20 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per PLUS	$1,000	$22.50	$977.50
Total	$	$	$
(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $22.50 for each PLUS they sell. See “Additional Information About the PLUS—Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 14.

The PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement for PLUS dated November 16, 2020	Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

PLUS Based on the Performance of Copper due November 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Performance of Copper due November 3, 2022 (the “PLUS”) can be used:

▪	To gain access to a single physical metal commodity and provide a measure of diversification of underlying asset class exposure, subject to our credit risk

▪	As an alternative to direct exposure to the underlying commodity that enhances returns for a limited range of positive performance of the underlying commodity, subject to the maximum payment at maturity

▪	To enhance returns and potentially outperform the underlying commodity in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlying commodity as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	The PLUS are exposed on a 1:1 basis to the negative performance of the underlying commodity

Maturity:	Approximately 1.5 years
Leverage factor:	200% (applicable only if the final commodity price is greater than the initial commodity price)
Maximum payment at maturity:	At least $1,240 per PLUS (124% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None. You could lose your entire initial investment in the PLUS.
Interest:	None

The original issue price of each PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date will be less than $1,000. We estimate that the value of each PLUS on the pricing date will be approximately $945.20, or within $25.20 of that estimate. Our estimate of the value of the PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

In determining the economic terms of the PLUS, including the leverage factor and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which MS & Co. purchases the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time.

April 2021	Page 2

Morgan Stanley Finance LLC

PLUS Based on the Performance of Copper due November 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged upside exposure to a limited range of positive performance of the underlying commodity. In exchange for the leverage feature, investors forgo performance above the maximum payment at maturity of at least $1,240 per PLUS (to be determined on the pricing date) and are exposed to the risk of loss of a some or all of their investment. At maturity, an investor will receive an amount in cash based upon the value of the underlying commodity on the valuation date. If the underlying commodity has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity, subject to the maximum payment at maturity. However, if the underlying commodity has depreciated in value, investors will lose 1% for every 1% decline in the value of the underlying commodity over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. There is no minimum payment at maturity on the PLUS. Accordingly, you could lose your entire initial investment in the PLUS. All payments on the PLUS are subject to our credit risk.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a limited range of positive performance relative to a direct investment in the underlying commodity.
Upside Scenario	The underlying commodity increases in value, and, at maturity, the PLUS redeem for the stated principal amount of $1,000 plus 200% of the commodity percent increase, subject to the maximum payment at maturity of at least $1,240 per PLUS (124% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Par Scenario	The final commodity price is equal to the initial commodity price. In this case, you receive the stated principal amount of $1,000 at maturity.
Downside Scenario	The underlying commodity decreases in value, and, at maturity, the PLUS redeem for less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the value of the underlying commodity over the term of the PLUS. For example, if the underlying commodity decreases in value by 70%, the PLUS will redeem for $300, or 30% of the stated principal amount. There is no minimum payment at maturity on the PLUS. Accordingly, you could lose your entire initial investment in the PLUS.
April 2021	Page 3

Morgan Stanley Finance LLC

PLUS Based on the Performance of Copper due November 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	200%
Hypothetical maximum payment at maturity:	At least $1,240 per PLUS (124% of the stated principal amount)
Minimum payment at maturity:	None

PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the final commodity price is greater than the initial commodity price, investors will receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying commodity over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor will realize the hypothetical maximum payment at maturity of $1,240 per PLUS (124% of the stated principal amount) at a final commodity price of 112% of the initial commodity price.

▪	If the underlying commodity appreciates 2%, the investor would receive a 4% return, or $1,040 per PLUS.

▪	If the underlying commodity appreciates 30%, the investor would receive only the hypothetical maximum payment at maturity of $1,240 per PLUS, or 124% of the stated principal amount.

▪	Par Scenario. If the final commodity price is equal to the initial commodity price, investors will receive the stated principal amount of $1,000 per PLUS.

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Morgan Stanley Finance LLC

PLUS Based on the Performance of Copper due November 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Downside Scenario. If the final commodity price is less than the initial commodity price, investors will receive an amount that is less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying commodity. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS. Accordingly, you could lose your entire initial investment in the PLUS.

▪	For example, if the underlying commodity depreciates 70%, investors would lose 70% of their principal and receive only $300 per PLUS at maturity, or 30% of the stated principal amount.

April 2021	Page 5

Morgan Stanley Finance LLC

PLUS Based on the Performance of Copper due November 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

Risks Relating to an Investment in the PLUS

▪	The PLUS do not pay interest or guarantee return of any principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final commodity price is less than the initial commodity price, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the full decline in the value of the underlying commodity as of the valuation date. There is no minimum payment at maturity on the PLUS. Accordingly, you could lose your entire initial investment in the PLUS.

▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of at least $1,240 per PLUS, or 124% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 200% exposure to any increase in the final commodity price over the initial commodity price, because the payment at maturity will be limited to 124% of the stated principal amount for the PLUS, any increase in the final commodity price over the initial commodity price by more than 12% of the initial commodity price will not further increase the return on the PLUS.

▪	The market price of the PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the value at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market (if at all), including the value of the underlying commodity at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of the underlying commodity, the price and volatility of the futures contracts on the underlying commodity, trends of supply and demand for the underlying commodity, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity, interest and yield rates in the market, the time remaining until the PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the price of the underlying commodity or commodities markets generally and which may affect the final commodity price, and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. The price of the underlying commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Copper Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you are able to sell your PLUS prior to maturity.

▪	The PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS. You are dependent on our ability to pay all amounts due on the PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the PLUS.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly

April 2021	Page 6

Morgan Stanley Finance LLC

PLUS Based on the Performance of Copper due November 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the PLUS is not linked to the commodity price at any time other than the valuation date. The final commodity price will be based on the commodity price on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the underlying commodity appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the commodity price prior to such drop. Although the actual commodity price on the stated maturity date or at other times during the term of the PLUS may be higher than the final commodity price, the payment at maturity will be based solely on the commodity price on the valuation date.

▪	Investing in the PLUS is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. Investing in the PLUS is not equivalent to investing directly in the underlying commodity or in futures contracts or in forward contracts on the underlying commodity. By purchasing the PLUS, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Further, by purchasing the PLUS, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

▪	The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than those generated by others, including other dealers in the market, if they attempted to value the PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time. The value of your PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the PLUS will be influenced by many unpredictable factors” above.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 1.5-year term of the PLUS. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a

April 2021	Page 7

Morgan Stanley Finance LLC

PLUS Based on the Performance of Copper due November 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS. As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial commodity price and the final commodity price and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MSCG in its capacity as calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the commodity price of the underlying commodity in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date” and “Additional Information About the PLUS—Acceleration amount in case of an event of default” herein and “—Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the underlying commodity), including trading in the underlying commodity or forward contracts or futures contracts on the underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade in financial instruments related to the underlying commodity or the prices of the commodities or contracts that underlie the underlying commodity on a regular basis as part of their general commodity trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price, and, therefore, could increase the price at or above which the underlying commodity must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the commodity price on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Morgan Stanley Finance LLC

PLUS Based on the Performance of Copper due November 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risks Relating to the Underlying Commodity

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked exclusively to the price of copper and not to a diverse basket of commodities or a broad-based commodity index. The price of copper may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the PLUS are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of copper may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Copper Overview” on page 11.

▪	Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of copper may change unpredictably and affect the value of the PLUS in unforeseen ways. Investments, such as the PLUS, linked to the price of a single commodity, such as copper, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, including war and hostilities, changes in interest and exchange rates, trading activities in commodities and related contracts, technological change and trade, fiscal, monetary and exchange control policies. These factors may affect the price of the underlying commodity which will affect the value of your PLUS in varying ways.

▪	The price of copper may change unpredictably and affect the value of the PLUS in unforeseeable ways. The price of copper has fluctuated widely over the past several years. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors that are particularly important to demand for copper include the electrical and construction sectors. In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. Demand is also sharply impacted by adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. The main sources of copper are mines in Latin America and Eastern Europe, and copper is refined mainly in Latin America, Australia and Asia. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activities. It is not possible to predict the aggregate effect of all or any combination of these factors.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the PLUS. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity index, and, therefore, the value of the PLUS.

▪	There are risks relating to the trading of metals on the London Metal Exchange. The official cash offer prices of copper are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the valuation date, the per unit U.S. dollar cash offer

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Morgan Stanley Finance LLC

PLUS Based on the Performance of Copper due November 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

prices used to determine the official cash offer price of copper could be adversely affected and could have an impact on the payment at maturity.

▪	Legal and regulatory changes could adversely affect the return on and value of your PLUS. Futures contracts and options on futures contracts, including those related to the index commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the PLUS.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the PLUS.

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Copper Overview

The price of copper to which the return on the PLUS is linked is, for any trading day, the official cash offer price per tonne of Copper Grade A on LME for the spot market, stated in U.S. dollars, as published by LME on such trading day.

Information as of market close on April 23, 2021:

Bloomberg Ticker Symbol*:	LOCADY Comdty
Current Price:	$9,545.50
52 Weeks Ago:	$5,120.50
52 Week High (on 2/25/2021):	$9,614.50
52 Week Low (on 5/4/2020):	$5,058.00

* The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price for any trading day will be determined based on the price published by the LME.

The following graph sets forth the daily prices of the underlying commodity for the period from January 1, 2016 through April 23, 2021. The related table presents the published high and low prices, as well as end-of-quarter prices, of the underlying commodity for each quarter in the same period. The commodity price on April 23, 2021 was $9,545.50. We obtained the official prices and other information below from Bloomberg Financial Markets, without independent verification. The underlying commodity has at times experienced periods of high volatility. You should not take the historical prices of the underlying commodity as an indication of its future performance, and no assurance can be given as to the price of the underlying commodity on the valuation date. The actual performance of the underlying commodity over the term of the PLUS and the amount payable at maturity may bear little relation to the historical prices shown below.

Daily Prices of Copper January 1, 2016 to April 23, 2021

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Copper (in U.S. dollars per tonne)	High ($)	Low ($)	Period End ($)
2016
First Quarter	5,103.00	4,310.50	4,855.50
Second Quarter	5,045.00	4,504.00	4,827.00
Third Quarter	4,956.00	4,573.00	4,832.00
Fourth Quarter	5,935.50	4,620.50	5,501.00
2017
First Quarter	6,145.00	5,500.50	5,849.00
Second Quarter	5,907.50	5,466.00	5,907.50
Third Quarter	6,904.00	5,780.00	6,485.00
Fourth Quarter	7,216.00	6,447.00	7,157.00
2018
First Quarter	7,202.50	6,500.00	6,685.00
Second Quarter	7,262.50	6,625.00	6,646.00
Third Quarter	6,595.00	5,823.00	6,180.00
Fourth Quarter	6,325.00	5,931.50	5,965.00
2019
First Quarter	6,572.00	5,811.00	6,485.00
Second Quarter	6,509.00	5,756.00	5,972.00
Third Quarter	6,066.00	5,537.00	5,728.00
Fourth Quarter	6,211.00	5,599.00	6,156.00
2020
First Quarter	6,300.50	4,617.50	4,797.00
Second Quarter	6,038.00	4,772.00	6,038.00
Third Quarter	6,837.00	6,016.50	6,610.00
Fourth Quarter	7,964.00	6,409.50	7,741.50
2021
First Quarter	9,614.50	7,755.50	8,850.50
Second Quarter (through April 23, 2021)	9,545.50	8,768.00	9,545.50
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Additional Information About the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Denominations:	$1,000 and integral multiples thereof
Valuation date:	In the section entitled “Description of PLUS—Postponement of Valuation Date” in the accompanying prospectus supplement for PLUS, the references to “three consecutive trading days” and “third succeeding trading day” shall be replaced with “five consecutive trading days” and “fifth succeeding trading day” respectively.
Postponement of maturity date:	If the scheduled valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following that valuation date as postponed.
Acceleration amount in case of an event of default:

The following section replaces the section entitled “Payment at Maturity—Alternate Exchange Calculation in the Case of an Event of Default” in the accompanying prospectus supplement for PLUS.

In case an event of default with respect to the PLUS shall have occurred and be continuing, the amount declared due and payable per PLUS upon any acceleration of the PLUS shall be an amount in cash equal to the value of such PLUS on the day that is two business days prior to the date of such acceleration, as determined by the calculation agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the calculation agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the pricing date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such PLUS. Because the calculation agent will take into account movements in market interest rates, any increase in market interest rates since the pricing date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the default amount.

Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪  A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on

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appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the PLUS reference a commodity that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the PLUS to Non-U.S. Holders should not be subject to Section 871(m).

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:

The proceeds we receive from the sale of the PLUS will be used for general corporate purposes. We will receive, in aggregate, $1,000 per PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the PLUS, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in futures contracts on the underlying commodity or positions in any other available instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying commodity on the pricing date, and, therefore, could increase the price at or above which the underlying commodity must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the PLUS, including on the valuation date, by purchasing and selling futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the PLUS. These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the commodity price, and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $22.50 for each PLUS they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS. When MS & Co. prices this offering of PLUS, it will determine the economic terms of the PLUS, including the maximum payment at maturity, such that for each PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of

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the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov. as follows:

Prospectus Supplement for PLUS dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the prospectus supplement for PLUS or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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